EXHIBIT 10.1

Time Vesting Only

AWARD AGREEMENT

UNDER THE AMENDED AND RESTATED

2000 STOCK INCENTIVE PLAN

Name of Grantee:

No. of Shares of Restricted Stock:

No. of Restricted Stock Units:

Grant Date:

Pursuant to the Amended and Restated 2000 Stock Incentive Plan (the “Plan”) as amended through the date hereof, Insmed Incorporated (the “Company”) hereby grants (x) an award of shares of restricted stock (the “Restricted Stock” or the “RS Award”) and (y) an award of restricted stock units (the “Restricted Stock Units” or the “RSU Award”) to the Grantee named above. The RS Award and the RSU Award shall be collectively referred to herein as the “Award.” Upon acceptance of this Award, the Grantee shall receive:

(a) the number of shares of Common Stock, par value $0.01 per share (the “Stock”) of the Company specified above, subject to the restrictions and conditions set forth herein and in the Plan; and

(b) the number of Restricted Stock Units specified above, subject to the restrictions and conditions set forth herein and in the Plan.

The Company acknowledges the receipt from the Grantee of consideration with respect to the par value of the Stock in the form of cash, past or future services rendered to the Company by the Grantee or such other form of consideration as is acceptable to the Administrator.

1. Acceptance of Award. The Grantee shall have no rights with respect to this Award unless he or she shall have accepted this Award by (i) signing and delivering to the Company a copy of this Award Agreement, and (ii) delivering to the Company a stock power endorsed in blank. Upon acceptance of this Award by the Grantee, the shares of Restricted Stock so accepted shall be issued and placed in escrow with the Company, and the Grantee’s name shall be entered as the stockholder of record on the books of the Company. Thereupon, the Grantee shall have all the rights of a stockholder with respect to such shares, including voting and dividend rights, subject, however, to the restrictions and conditions specified in Sections 2 and 4 below.

2. Restrictions and Conditions on Award.

(a) Any book entries for the shares of Restricted Stock granted herein shall bear an appropriate legend, as determined by the Administrator in its sole discretion, to the effect that such shares are subject to restrictions as set forth herein and in the Plan.

(b) Shares of Restricted Stock and Restricted Stock Units granted herein may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of by the Grantee prior to vesting.

3. Timing and Form of Payout of Restricted Stock Units. As soon as practicable (but in no event later than 30 days) following the applicable Vesting Date, the vested Restricted Stock Units will be paid to the Grantee in full in a cash payment equal to the Fair Market Value of the shares of Stock underlying the Restricted Stock Units as of the applicable Vesting Date. If, following the Grant Date, the shareholders of the Company approve an amendment to the Plan increasing the maximum aggregate number of shares of Stock that may be issued under the Plan to a number of shares of Stock sufficient to allow for the payment in full of the vested Restricted Stock Units in shares of Stock hereunder as well as under all other awards containing substantially similar terms and conditions as those set forth herein, then, at the Administrator’s discretion, the vested Restricted Stock Units may be paid out in full in either (a) shares of Stock or (b) a cash payment equal to the Fair Market Value of the shares of Stock underlying the Restricted Stock Units as of the applicable Vesting Date, as soon as practicable (but in no event later than 30 days) following the applicable Vesting Date.

(a) Vesting of Award. The restrictions and conditions in Section 2 of this Agreement shall lapse on the date or dates specified in this Section 4, so long as the Grantee remains an employee of the Company or its Affiliates on such Vesting Dates (defined below), subject to Section 6, below. The Award (the RS Award and the RSU Award) shall vest based on the Grantee’s continued employment with the Company or its Affiliates in accordance with the schedule set forth below (each such date, a “Vesting Date”).

Percentage of Award Vested	Vesting Date
25%	June 1, 2009
50%	June 1, 2010
75%	June 1, 2011
100%	June 1, 2012

Subsequent to such Vesting Dates, the shares of Stock on which all restrictions and conditions have lapsed shall no longer be deemed Restricted Stock. The Administrator may at any time accelerate the vesting schedule specified in this Section 4.

4. Change in Control. In the event of a Change in Control of the Company, the unvested portion of the Award, to the extent not previously forfeited or cancelled, shall vest and be paid to the Grantee on the first anniversary of the effective date of such Change in Control, subject to the Grantee’s continued employment with the Company, its Affiliate or its successor through such date. Notwithstanding the foregoing, if, prior to the expiration of such one (1) year period, the Company, its Affiliate or its successor terminates the Grantee’s employment without “Cause” (as defined below), the Grantee shall become immediately vested in the unvested portion of the Award, to the extent not previously forfeited.

“Cause” means (as determined by the Administrator):

(A) The Grantee’s willful and continued failure to substantially perform his reasonable assigned duties (other than any such failure resulting from incapacity due to physical or mental illness or any failure after the Grantee gives notice of termination), which failure is not cured within 60 days after a written demand for substantial performance is received by the Grantee from the person or persons to whom the Grantee reports which specifically identifies the manner in which the Grantee has not substantially performed his or her duties;

(B) The Grantee’s willful engagement in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company or its Affiliates; or

(C) The Grantee’s conviction of a felony involving a crime of moral turpitude.

For purposes of this definition, no act or failure to act by the Grantee shall be considered “willful” unless it is done, or omitted to be done, in bad faith and without reasonable belief that the Grantee’s action or omission was in the best interests of the Company and its Affiliates. Notwithstanding the foregoing, if the Grantee is a party to an employment, change in control or other similar agreement with the Company that contains a definition of “cause,” such definition shall be used herein.

5. Termination of Employment. Except as otherwise provided herein, the unvested portion of the Award shall be forfeited without payment of consideration upon the termination of the Grantee’s employment with the Company or its Affiliates prior to vesting. Notwithstanding the foregoing, upon the Grantee’s death (while an active employee of the Company or its Affiliates) or upon the termination of the Grantee’s employment due to disability (as determined by the administrator), the Award, to extent not previously forfeited or cancelled, shall immediately vest.

For purposes of this Agreement, the Grantee will be considered “disabled” if, as a result of the Grantee’s incapacity due to physical or mental illness, the Grantee shall have been absent from his duties to the Company or its Affiliates on a full-time basis for 180 calendar days in the aggregate in any 12-month period.

6. Voting Rights and Dividends. Dividends on Shares of Restricted Stock shall be paid currently to the Grantee. Until such time as Restricted Stock Units are paid out in shares of Stock, the Grantee shall not have voting rights. However, all dividends and other distributions paid with respect to the Restricted Stock Units shall accrue and shall be converted to additional Restricted Stock Units based on the closing price of the Stock on the dividend distribution date. Such additional Restricted Stock Units shall be subject to the same restrictions on transferability as are the Restricted Stock Units with respect to which they were paid.

7. Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section III of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein, provided that, as used herein, the term Administrator shall mean the Committee.

8. Transferability. This Agreement is personal to the Grantee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution.

9. Tax Withholding. The Grantee shall, not later than the date as of which the receipt of this Award becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. Except in the case where an election is made pursuant to Section 11 below, the Grantee may elect to have the required minimum tax withholding obligation satisfied, in whole or in part, by authorizing the Company to withhold from shares of Stock to be issued or released by the transfer agent a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due.

10. Election Under Section 83(b). The Grantee and the Company hereby agree that the Grantee may, within 30 days following the acceptance of the RS Award as provided in Section 1 hereof, file with the Internal Revenue Service and the Company an election under Section 83(b) of the Internal Revenue Code. In the event the Grantee makes such an election with respect to the Restricted Stock granted hereunder, the Grantee agrees to provide a copy of the election to the Company. The Grantee acknowledges that the Grantee is responsible for obtaining the advice of his or her tax advisors with regard to the Section 83(b) election and that he or she is relying solely on such advisors and not on any statements or representations of the Company or any of its agents with regard to such election.

11. Legend. Any certificate(s) representing the Shares of Restricted Stock shall carry substantially the following legend:

The transferability of this certificate and the shares of stock represented hereby are subject to the restrictions, terms and conditions (including repurchase and restrictions against transfers) contained in a certain Award Agreement dated May 29, 2008 between the Company and the holder of this certificate (a copy of which is available at the offices of the Company for examination).

12. No Obligation to Continue Employment. Neither the Company nor any Affiliate is obligated by or as a result of the Plan or this Agreement to continue the Grantee in employment and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Affiliate to terminate the employment of the Grantee at any time.

13. Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

INSMED INCORPORATED

By:
Title:

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned.

Dated:
Grantee’s Signature

Grantee’s name and address: